United States
                    Securities and Exchange Commission
                         Washington, D.C. 20549
                        -------------------------

                                FORM 8-K/A
                             Amendment No. 1

                              CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): July 2, 1998



                           SWIFT ENERGY COMPANY
         (Exact name of registrant as specified in its charter)


        TEXAS                           1-8754                   74-2073055
(State of incorporation)       (Commission File Number)        (IRS Employer
                                                             Identification No.)


                      16825 Northchase Drive, Suite 400
                             Houston, Texas 77060
                   (Address of principal executive offices)



                                (281) 874-2700
                       (Registrant's telephone number)

     Swift Energy Company ("Swift") filed a Current Report on Form 8-K on July 9, 1998, relating to an agreement signed on July 2, 1998 between Swift and Sonat Exploration Company ("Sonat"), a subsidiary of Sonat Inc., for Swift to purchase certain oil and gas properties (the "Sonat Properties") from Sonat for approximately $87.6 million (the "Sonat Acquisition"). Audited historical statements of revenues and direct operating expenses attributable to the Sonat Acquisition and unaudited pro forma consolidated statements of income of Swift adjusted for the Sonat Acquisition were not available at that time and are filed herewith.

ITEM 7.   Financial Statements, Pro Forma Information and Exhibits.

          Financial statements of business acquired.

     Audited historical statements of revenues and direct operating expenses pertaining to the Sonat Properties for the years ended December 31, 1997, 1996 and 1995.

     (b)  Pro forma financial information.

     Unaudited pro forma consolidated statements of income of Swift for the year ended December 31, 1997 and the three months ended March 31, 1998 pertaining to the Sonat Acquisition and borrowings under a new credit facility as if they had been consummated on January 1, 1997 and a pro forma balance sheet as of March 31, 1998 pertaining to the Sonat Acquisition and the borrowings under a new credit facility as if they had been consummated on March 31, 1998.

     (c)  Exhibits.


Exhibit No.                                 Exhibit Description

  *2 Purchase and Sale Agreement between Swift Energy Company and Sonat Exploration Company dated June 1, 1998.

**23                Consent of Ernst & Young LLP

 *  previously filed
**  filed herewith

                                  Item 7(a)
   Audited Historical Statements of Revenues and Direct Operating Expenses
       Pertaining to the Sonat Properties for the Three Years Ended
                      December 31, 1997, 1996 and 1995

                     Report of Independent Accountants

Board of Directors
Swift Energy Company

We have audited the accompanying historical statements of revenues and direct operating expenses of certain oil and gas properties of Sonat Exploration Company (the "Sonat Properties Acquisition") acquired by Swift Energy Company (the "Company") for the years ended December 31, 1997, 1996 and 1995. These historical statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these historical statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the historical statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying historical statements were prepared as described in Note 1 for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenues and expenses of the Sonat Properties Acquisition.

In our opinion, the historical statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Sonat Properties Acquisition for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.


Houston, Texas
July 28, 1998


                                            Ernst & Young LLP

                          Sonat Properties Acquisition
        Historical Statements of Revenues and Direct Operating Expenses



                                          Three Months Ended
                                               March 31,                                      Year Ended December 31,
                              -------------------------------------------    ------------------------------------------------------
                                      1998                    1997                1997                 1996                1995
                              ---------------------   -------------------    -------------      ---------------     ---------------
                                               (unaudited)
                                                                         (In thousands)
Revenues:
    Oil and condensate               $10,495                $ 7,763             $34,294              $42,935             $22,125
    Gas                                5,141                  5,342              20,003               24,483              17,381
    Plant products                     3,302                  3,354              10,575               16,007               4,595
                                   ------------           ------------        -----------          -----------        ------------
                                      18,938                 16,459              64,872               83,425              44,101
Direct operating
    expenses                           2,636                  2,921              11,322                9,800               8,153
                                   ------------           ------------        -----------          -----------        ------------
Revenues in excess of
    direct operating
    expenses                         $16,302                $13,538             $53,550              $73,625             $35,948
                                   ============           ============        ===========          ===========        ============



                                              See accompanying notes.

                         Sonat Properties Acquisition

                 Notes to Historical Statements of Revenues and
                           Direct Operating Expenses

1. Basis of Presentation

On July 2, 1998, Swift Energy Company (the "Company") signed an agreement dated June 1, 1998 to acquire from Sonat Exploration Company ("Sonat Exploration"), a wholly owned subsidiary of Sonat Inc. ("Sonat"), effective April 1, 1998, certain oil and gas properties located in the Texas and Louisiana Austin Chalk trend (the "Sonat Properties Acquisition") for approximately $87.6 million. The acquisition is expected to close on or before August 19, 1998. Other owners of oil and gas interests in the Sonat Properties Acquisition covered by this agreement have the preferential right to acquire certain additional interests, which if exercised, could reduce the interest acquired by the Company.

The revenues and direct operating expenses associated with the Sonat Properties Acquisition were derived from Sonat Exploration's accounting records. Revenues and direct operating expenses, as set forth in the accompanying historical statements, include oil, gas, and plant product revenues and associated direct operating expenses related to the net revenue interest and net working interest, respectively, in the acquired properties. Each owner recognizes revenue and expenses based on its proportionate share of the related production and costs. The historical statements include oil, gas, and plant product revenues net of amounts attributable to other owners and transportation costs. Expenses include severance and ad valorem taxes, labor, services, repairs and maintenance, and supplies utilized to operate and maintain the wells and related equipment.

The accompanying historical statements vary from an income statement in that they do not show certain expenses which were incurred in connection with ownership of the acquired properties including general and administrative expenses and income taxes. These costs were not separately allocated to the acquired properties in Sonat Exploration's accounting records and any pro forma allocation would be both time consuming and expensive and would not be a reliable estimate of what these costs would actually have been had the acquired properties been operated historically as a stand alone entity. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the acquired properties had they been assets of the Company due to the greatly varying size, structure, operations and accounting of the two companies. The accompanying historical statements also do not include provisions for depreciation, depletion and amortization as such amounts would not be indicative of those costs which would be incurred by the Company upon allocation of the purchase price.

                        Sonat Properties Acquisition

               Notes to Historical Statements of Revenues and
                    Direct Operating Expenses (continued)

1. Basis of Presentation (continued)

For the same reason, primarily the lack of segregated or easily obtainable reliable data on asset values and related liabilities, a balance sheet is not presented for the Sonat Properties Acquisition.

At the end of the economic life of these fields, certain restoration and abandonment costs will be incurred by the respective owners of these fields. No accrual for these costs is included in direct operating expenses.

With respect to gas sales, the entitlement method is used for recording revenues. Under this approach, revenues are based on the acquired properties' proportionate share of the related production.

The interim financial data for the three months ended March 31, 1998 and 1997 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.

2. Related Party Transactions

Affiliates of Sonat Exploration acquired substantially all of the natural gas production from the acquired properties for each of the three years ended December 31, 1997. Such sales, attributable to the net revenue interest of the acquired properties, amounted to $20,003,000, $24,483,000 and $17,381,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                        Sonat Properties Acquisition

                 Notes to Historical Statements of Revenues and
                    Direct Operating Expenses (continued)


3. Supplementary Oil and Gas Information (Unaudited)

Proved Reserve Estimates

Oil and gas proved reserves cannot be measured exactly. Reserve estimates are based on many factors related to reservoir performance which require evaluations by the engineers interpreting the available data, as well as price and other economic factors. The reliability of these estimates at any point in time depends on both the quality and quantity of the technical and economic data, the production performance of the reservoirs, as well as extensive engineering judgment. Consequently, reserve estimates are subject to revision as additional data becomes available during the producing life of a reservoir. When a commercial reservoir is discovered, proved reserves are initially determined based on limited data from the first well or wells. Subsequent data may better define the extent of the reservoir and additional production performance, well tests and engineering studies will likely improve the reliability of the reserve estimate. The evolution of technology may also result in the application of improved recovery techniques such as supplemental or enhanced recovery projects, or both, which have the potential to increase reserves beyond those envisioned during the early years of a reservoir's producing life.

Proved reserves are those quantities which, upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under current prices and costs as of the date the estimate is made. Proved developed reserves are those reserves which can be expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required. Proved reserves represent the estimated recoverable volumes after deducting from gross reserves the portion due land owners or others as royalty or operating interests.

Estimates of proved reserves include and rely on a production and development strategy. The Company's estimates, as determined by in-house reservoir engineers, are based upon plans developed using current information and reflect the Company's risk tolerance and philosophy of minimizing future capital expenditures in producing incremental reserves during the last years of the acquired properties as well as its plans with respect to developing proved undeveloped reserves. Such reserves typically involve a higher degree of uncertainty. As a result, the Company's estimates may not be comparable to other oil and gas producers. In any case, many factors such as changes in prices or costs or errors in sound technical judgment made on the best information available may cause actual

                       Sonat Properties Acquisition

              Notes to Historical Statements of Revenues and
                  Direct Operating Expenses (continued)


3. Supplementary Oil and Gas Information (Unaudited) (continued)

production to vary from estimated reserves. Estimates of proved reserves for prior periods reflect the Company's estimate of proved reserves as determined retrospectively using current information.

Estimated quantities of proved oil and gas reserves and of changes in quantities of proved developed and undeveloped reserves for each of the periods indicated were as follows:


                                                                                      Oil                     Gas
                                                                                    (Mbbls)                 (Mmcf)
                                                                               -----------------       -----------------
Proved reserves at December 31, 1994                                                 4,092                  43,529
    Production                                                                      (1,341)                (11,954)
    Extensions, discoveries and improved recovery                                    2,777                  15,058
    Revisions of previous estimates                                                    580                   5,748
                                                                               -----------------       -----------------
Proved reserves at December 31, 1995                                                 6,108                  52,381
    Production                                                                      (2,159)                (13,236)
    Extensions, discoveries and improved recovery                                    2,846                  13,179
    Revisions of previous estimates                                                  1,369                  10,100
                                                                               -----------------       -----------------
Proved reserves at December 31, 1996                                                 8,164                  62,424
    Production                                                                      (1,890)                (12,184)
    Extensions, discoveries and improved recovery                                      866                   3,831
    Revisions of previous estimates                                                    530                   (388)
                                                                               -----------------       -----------------
Proved reserves at December 31, 1997                                                 7,670                  53,683
                                                                               =================       =================

Proved developed reserves at:
    December 31, 1995                                                                1,913                  21,672
    December 31, 1996                                                                3,119                  30,492
    December 31, 1997                                                                4,218                  31,163

                         Sonat Properties Acquisition

                  Notes to Historical Statements of Revenues and
                     Direct Operating Expenses (continued)


3. Supplementary Oil and Gas Information (Unaudited) (continued)

Standardized Measure of Discounted Future Net Cash Flows

The following disclosures concerning the standardized measure of discounted future cash flows from proved oil and gas reserves are presented in accordance with the Statement of Financial Accounting Standards No. 69 ("SFAS 69"). As prescribed by SFAS 69, the amounts shown are based on prices and costs at the end of each period and a 10 percent annual discount factor. Since prices and costs do not remain static, and no price or cost changes have been considered, the results are not necessarily indicative of the fair market value of the estimated proved reserves, but they do provide a common benchmark which may enhance the user's ability to project future cash flows.

The standardized measure of discounted future net cash flows related to proved oil and gas reserves at December 31 was as follows (in thousands):



                                                                        1997                  1996                1995
                                                                  ----------------       --------------      --------------
Future cash flows                                                     $269,958             $462,431            $220,903
Future production costs                                                (60,648)             (74,200)            (53,350)
Future development costs                                               (41,069)             (59,680)            (53,672)
                                                                  ----------------       --------------      --------------
Future net cash inflows                                                168,241              328,551             113,881
10% annual discount for estimated timing of
    cash flows                                                         (30,283)             (78,852)            (22,776)
                                                                  ----------------       --------------      --------------
Standardized measure of discounted future
    net cash flows (before income taxes)                              $137,958             $249,699           $  91,105
                                                                  ================       ==============      ==============


The standardized measure of discounted future net cash flows is based on the following oil and gas prices at December 31:



                                                      1997                1996                 1995
                                               ------------------   -----------------   ------------------
Oil (per Bbl)                                        $16.30              $23.00              $17.30
Gas (per Mcf)                                        $ 2.70              $ 4.40              $ 2.20

                       Sonat Properties Acquisition

               Notes to Historical Statements of Revenues and
                   Direct Operating Expenses (continued)


3. Supplementary Oil and Gas Information (Unaudited) (continued)

The principal sources of changes in the standardized measure for the years ended December 31 were as follows (in thousands):



                                                                     1997                  1996                   1995
                                                               ----------------      -----------------      -----------------
Balance at beginning of the year                                   $249,699              $ 91,105               $52,495
Sales and transfers of oil and gas
    produced, net of production costs                               (53,550)              (73,625)              (35,948)
Net change in prices and costs                                     (112,881)              134,259                18,874
Extensions, discoveries and improved
    recovery                                                          6,433                21,554                24,105
Development costs incurred during
    the year                                                         27,187                22,731                13,388
Revisions of quantity estimates                                       4,494                59,721                13,822
Accretion of discount                                                24,970                 9,111                 5,249
Changes in production rates (timing)
    and other                                                        (8,394)              (15,157)                 (880)
                                                               ----------------      -----------------      -----------------
Balance at the end of the year                                     $137,958              $249,699               $91,105
                                                               ================      =================      =================

                                Item 7(b)
 Unaudited Pro Forma Consolidated Financial Statements of Swift Energy Company for the Year Ended December 31, 1997 and the Three Months Ended March 31, 1998

           UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated statements of income for the year ended December 31, 1997 and the three months ended March 31, 1998, and the unaudited pro forma consolidated balance sheet as of March 31, 1998 (collectively, the "Pro Forma Consolidated Financial Statements") are based on the historical consolidated financial statements of Swift Energy Company (the "Company") and the historical statements of revenues and direct operating expenses of the oil and gas properties being acquired from Sonat Exploration Company (the "Sonat Properties Acquisition"), adjusted to give effect to the Sonat Properties Acquisition and borrowings under a new or amended credit facility (the "New Credit Facility"). The Pro Forma Consolidated Financial Statements account for the Sonat Properties Acquisition as a purchase.

     The unaudited pro forma consolidated statements of income for the year ended December 31, 1997 and the three months ended March 31, 1998 give effect to the Sonat Properties Acquisition and the borrowings under the New Credit Facility as if the acquisition and borrowings had been consummated on January 1, 1997. The unaudited pro forma consolidated balance sheet gives effect to the Sonat Properties Acquisition and the borrowings under the New Credit Facility as if the acquisition and borrowings had been consummated on March 31, 1998.

     The pro forma adjustments described in the accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements and are based upon available information and certain assumptions that management believes are reasonable.

     The Pro Forma Consolidated Financial Statements are presented for illustrative purposes only and do not purport to represent what the Company's results of operations or financial condition would actually have been had the Sonat Properties Acquisition occurred on such dates or to project the Company's results of operations or financial condition for any future date or period.

                           UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                                  ASSETS

                                                                                 As of March 31, 1998
                                                                   ------------------------------------------------
                                                                                    Sonat Properties     Pro Forma
                                                                                       Acquisition         Sonat
                                                                      Company           Pro Forma       Properties
                                                                    Historical         Adjustments      Acquisition
                                                                   ------------     ----------------   ------------
                                                                            (In thousands, except share data)
   Current Assets:
       Cash and cash equivalents.................................   $    1,915        $    (500)(b)      $    1,415
       Accounts receivable -
           Oil and gas sales.....................................        9,468               ---              9,468
           Associated limited partnerships and joint ventures....        5,027               ---              5,027
           Joint interest owners and other.......................        4,886               ---              4,886
       Other current assets......................................        1,335               ---              1,335
                                                                    -----------        -----------        ---------
                 Total Current Assets............................       22,631              (500)            22,131
                                                                    -----------        -----------        ---------

   Property and Equipment:
       Oil and gas, using full-cost accounting
           Proved properties being amortized.....................      356,269            76,532 (a)        432,801
           Unproved properties not being amortized...............       46,100             7,500 (a)         53,600
                                                                    -----------        -----------        ---------
                                                                       402,369            84,032            486,401
       Furniture, fixtures, and other equipment..................        6,333               ---              6,333
                                                                    -----------        -----------        ---------
                                                                       408,702            84,032            492,734
       Less-Accumulated depreciation, depletion, and
           amortization..........................................      (77,419)              ---            (77,419)
                                                                    -----------        -----------        ---------
                                                                       331,283            84,032            415,315
                                                                    -----------        -----------        ---------

   Other Assets:
       Receivables from associated limited partnerships, net
       of current portion                                                   70               ---                 70
       Limited partnership formation and marketing costs........           750               ---                750
       Deferred charges.........................................         4,097               500 (b)          4,597
                                                                    -----------        -----------        ---------
                                                                         4,917               500              5,417
                                                                    -----------        -----------        ---------
                 Total Assets...................................    $  358,831        $   84,032         $  442,863
                                                                    ===========        ===========        =========


                                                 LIABILITIES AND STOCKHOLDERS' EQUITY

   Current Liabilities:
       Accounts payable and accrued liabilities.................    $   22,367        $      ---         $   22,367
       Payable to associated limited partnerships...............         7,434               ---              7,434
       Undistributed oil and gas revenues.......................         6,530               ---              6,530
                                                                    -----------        -----------        ---------
                 Total Current Liabilities......................        36,331               ---             36,331
                                                                    -----------        -----------        ---------

   Bank Borrowings..............................................        15,124            84,032 (a)         99,156
   6.25% Convertible Subordinated Notes.........................       115,000               ---            115,000
   Deferred Revenues............................................         2,592               ---              2,592
   Deferred Income Taxes........................................        26,839               ---             26,839
   Stockholders' Equity:
       Preferred stock, $.01 par value, 5,000,000 shares
       authorized, none outstanding.............................           ---               ---                ---
       Common stock, $.01 par value, 35,000,000 shares
       authorized, 16,935,312 shares issued, and 16,515,038
       shares outstanding, respectively.........................           169               ---                169
       Additional paid-in capital...............................       148,380               ---            148,380
       Treasury stock held, at cost, 420,274 shares.............        (9,093)              ---             (9,093)
       Unearned ESOP compensation...............................          (100)              ---               (100)
       Retained earnings........................................        23,589               ---             23,589
       Partners' capital........................................           ---               ---                ---
                                                                    -----------        -----------        ---------
                                                                       162,945               ---            162,945
                                                                    -----------        -----------        ---------
                  Total Liabilities and Stockholders' Equity....    $  358,831        $   84,032         $  442,863
                                                                    ===========        ===========        =========

                                             See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements

                    UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME


                                                                        Three Months ended March 31, 1998
                                                    -----------------------------------------------------------------------
                                                                                             Sonat Properties       Pro Forma
                                                                        Sonat Properties        Acquisition           Sonat
                                                          Company          Acquisition           Pro Forma         Properties
                                                         Historical         Historical          Adjustments       Acquisition
                                                    ----------------    ----------------     ----------------     ------------
                                                                        (In thousands, except share data)
   Revenues:

     Oil and gas sales............................  $      15,802        $     18,938         $      ---           $    34,740
     Fees from limited partnerships...............             80                ---                 ---                    80
     Supervision fees.............................          1,286                ---                 ---                 1,286
     Interest Income..............................             19                ---                 ---                    19
     Other, net...................................            575                ---                 ---                   575
                                                    --------------       -------------        -----------          ------------
                                                           17,762              18,938                ---                36,700
                                                    --------------       -------------        -----------          ------------

   Costs and Expenses:
     General and administrative, net
         of reimbursement.........................          1,643                ---                 ---                 1,643
     Depreciation, depletion, and amortization....          6,735                ---               6,830 (d)            13,565
     Oil and gas production.......................          3,163              2,636                 ---                 5,799
     Interest expense, net........................          1,385                ---               1,628 (e)             3,013
                                                    --------------       -------------        -----------          ------------
                                                           12,926              2,636               8,458                24,020
                                                    --------------       -------------        -----------          ------------
   Income before Income Taxes.....................          4,836             16,302              (8,458)               12,680
   Provision for Income Taxes.....................          1,606                ---               2,667 (c)             4,273
                                                    --------------       -------------        -----------          ------------
   Net Income.....................................  $       3,230        $    16,302          $  (11,125)          $     8,407
                                                    ==============       =============        ===========          ============

   Per share amounts -

     Basic:.......................................  $        0.20                                                  $      0.51
                                                    ==============                                                 ============
     Diluted:.....................................  $        0.20                                                  $      0.46
                                                    ==============                                                 ============
   Weighted Average Shares Outstanding............         16,500                                                       16,500
                                                    ==============                                                 ============


See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Adjustments

(a) Represents the recording of the estimated purchase price to oil and gas property costs and borrowings under the New Credit Facility as follows (in thousands):

     Estimated net purchase price*                                $83,532
     Estimated acquisition costs                                      500
     Estimated purchase price                                     $84,032


     * The $87.6 million purchase price, effective April 1, 1998, has been adjusted to reflect estimated activity subsequent to such date to arrive at the above estimated net purchase price. Such adjustments primarily include capital expenditures, product imbalances, and revenues in excess of direct operating expenses for the period April 1, 1998 through August 19, 1998, the closing date subject to extensions as set forth in the Purchase Agreement.

     The above estimated purchase price is allocated based on the fair value of the assets acquired as follows (in thousands):

     Proved oil and gas property costs                            $76,532
     Unproved oil and gas property costs                            7,500
                                                                  $84,032


(b) Represents adjustment to record acquisition costs, primarily estimated costs to establish the New Credit Facility.


(c) Represents adjustment to income tax expense as a result of the Sonat Properties Acquisition assuming a statutory tax rate of 34%.


(d) Represents adjustment to depreciation, depletion, and amortization based upon combined historical production, reserves and cost basis.


(e) Represents adjustment to interest expense to reflect borrowings under the New Credit Facility (at an assumed annual interest rate of 7.75%) of approximately $84 million. The effects of fluctuations of 0.125% and 0.25% in interest rates with respect to the New Credit Facility on pro forma interest expense would have been approximately $105,000 and $210,000, respectively, for the year ended December 31, 1997 and $26,000 and $53,000, respectively, for the three months ended March 31, 1998.

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



                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 18, 1998


                                              Swift Energy Company



                                              By:  /s/ John R. Alden
                                                 ------------------------------
                                              Name:       John R. Alden
                                              Title:      Senior Vice President





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


                                                                  Exhibit 23.1



                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 33-50637) of Swift Energy Company of our report dated July 28, 1998, with respect to the historical statements revenues and direct operating expenses of the Sonat Properties Acquisition for the years ended December 31, 1997, 1996 and 1995 included in this Form 8-K/A.





                                                          ERNST & YOUNG LLP





Houston, Texas
August 13, 1998




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